Exhibit 99.1

Earthstone Energy Reports 2011 Fiscal

Year End Results

DENVER, COLORADO – WEDNESDAY, June 15, 2011 - EARTHSTONE ENERGY, INC. (NASDAQ:ESTE) (Earthstone or the Company) reported net income of $1,602,000, or $0.94 per diluted share, on revenue of $8.2 million for the fiscal year end March 31, 2011 (2011).  This compares with net income of $1,028,000, or $0.60 per diluted share, on revenue of $7.3 million for the fiscal year end March 31, 2010 (2010).  The $937,000 (12.9%) increase in revenue and $574,000 (55.8%) increase in net income was primarily due to higher oil and gas prices in 2011 relative to 2010.  These increases in price were partially offset by lower sales volumes.  Other factors which contributed to our annual results are disclosed in the Company’s most recent Form 10-K.

"We are extremely pleased to report our financial results for fiscal year 2011.  We had a great year!” commented Ray Singleton, President of Earthstone Energy.  “We posted solid gains in revenue, net income and earnings per share; up 56%, 13% and 56%, respectively.  While ‘net cash provided by operating activities’ did decline slightly, EBITDA increased $551,000 (23%).  With our increased activity in the horizontal Bakken play in North Dakota, our capital deployment increased by $1.7 million (105%); leading to a 17% increase in BOE reserves.”

Singleton further stated, "Looking forward, this year is shaping up to exceed last year’s efforts.  Around the Banks field, we expect things to accelerate.  We hold an interest in three horizontal Bakken wells that will be completed and placed on production this quarter by Zenergy, Inc. (Tulsa).  We expect Zenergy to commence drilling an additional horizontal Bakken well in which we hold an interest before the end of this month.  Brigham Exploration Company (Austin) is expected to drill ten horizontal Bakken wells this calendar year.  Six of these wells have already been proposed and accepted by us.  SM Energy (Denver) has drilled one successful well, in which we hold interest, and is expected to commence drilling one more before the end of the quarter.  Our working interest in these wells varies from 0.3% to 5.5%.  As the Bakken play continues to widen into areas once thought to be uneconomic, we expect our acreage in Divide County, North Dakota and Sheridan County, Montana to become more prospective.  As in the past, we intend to participate in new wells proposed by other companies that “pool or space” our leasehold rights within spacing units they operate.  After a harsh winter, road conditions in the Williston basin are dismal and have hampered the movement of trucks, rigs and equipment.  With road conditions now starting to somewhat improve, efforts to enhance production on our two recent acquisitions in Outlook and Divide fields, are underway.”

"Our goal is to grow our production and reserves.  We anticipate the efforts outlined above will have a significant impact on reaching this goal.  The Board of Directors and I believe the opportunities at this point in time are substantial.  As a result, with new efforts both underway or in the planning process, we anticipate significantly exceeding last year’s capital expenditure level.  We believe this will have a positive impact on production and reserves in the coming year and allow our shareholders to prosper."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone is currently traded on NASDAQ Capital Markets under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Such forward-looking statements, which can be identified by words such as: "should", "may", “intend”, "will", "anticipate", “plan”, "expect", "estimate", "continue", "believe,", or other comparable words.  Forward-looking statements also include comments regarding reserve additions, production increases, success of drilling projects, assumptions regarding future success or the success of certain strategies.  Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission particularly the Company's Annual Report on Form 10-K filed for the year ended March 31, 2011.  The Company disclaims any obligation to update forward-looking statements.

Financial Highlights

	Year Ended March 31
	2011	2010

Revenue	8,206,000	7,269,000

Net income	1,602,000	1,028,000

Basic net income per share	$0.94	$0.60

Diluted net income per share	$0.94	$0.60

Weighted avg. number of shares outstanding, Basic	1,710,453	1,707,353

Weighted avg. number of shares outstanding, Diluted	1,710,453	1,707,353